Exhibit 99.6

Data by Measure	[Smith Travel Research Logo]

United States

Job Number: 17970     Staff: BB     Created: July 09, 2004

Occupancy (%)

Total Year
1987	63.5
1988	63.6
1989	64.3
1990	63.6
1991	61.9
1992	62.5
1993	63.4
1994	64.5
1995	64.8
1996	64.6
1997	64.1
1998	63.3
1999	62.8
2000	63.2
2001	59.7
2002	58.9
2003	59.1
Avg	62.7

ADR($)

Total Year
1987	52.75
1988	54.69
1989	56.88
1990	58.71
1991	58.91
1992	59.76
1993	61.18
1994	63.49
1995	66.59
1996	70.86
1997	74.83
1998	78.24
1999	81.02
2000	85.35
2001	84.18
2002	82.98
2003	83.10
Avg	70.12

RevPAR ($)

Total Year
1987	33.52
1988	34.77
1989	36.59
1990	37.35
1991	36.47
1992	37.37
1993	38.78
1994	40.97
1995	43.14
1996	45.79
1997	47.95
1998	49.55
1999	50.87
2000	53.96
2001	50.22
2002	48.89
2003	49.15
Avg	43.95

Supply

Total Year
1987	1,093,166,226
1988	1,143,247,864
1989	1,185,336,414
1990	1,226,786,501
1991	1,247,619,589
1992	1,259,330,329
1993	1,266,688,373
1994	1,282,700,340
1995	1,304,009,197
1996	1,335,051,507
1997	1,381,148,717
1998	1,435,832,218
1999	1,490,570,787
2000	1,532,265,973
2001	1,568,068,882
2002	1,593,161,609
2003	1,612,430,696
Avg	1,350,436,190

Demand

Total Year
1987	694,665,089
1988	726,988,775
1989	762,505,762
1990	780,505,747
1991	772,265,490
1992	787,545,572
1993	802,882,472
1994	827,673,690
1995	844,860,907
1996	862,679,488
1997	885,030,369
1998	909,286,994
1999	935,930,853
2000	968,641,001
2001	935,478,793
2002	938,666,838
2003	953,725,696
Avg	846,431,384

No representation is made as to the completeness or accuracy of the information in this report. The information is in no way to be construed as a recommendation by Smith Travel Research of any industry standard and is intended solely for the internal purposes of your company. It should not be published in any manner unless authorized by Smith Travel Research. A blank row indicates insufficient data. Copyright © 2004 Smith Travel Research, Inc. All rights reserved.